Exhibit 10.38

EXECUTION COPY

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

API SUPPLY AGREEMENT

THIS ACTIVE PHARMACEUTICAL INGREDIENT SUPPLY AGREEMENT (this “Agreement”) is made as of this 23rd day of November 2018 (“Effective Date”), by and between NABRIVA THERAPEUTICS IRELAND DAC (“NABRIVA”), with a principal place of business at Suite 510, Regus Dublin Airport, Skybridge House Dublin Airport, Swords, County Dublin, Ireland and HOVIONE LIMITED (“HOVIONE”), with a principal place of business at Loughbeg, Ringaskiddy, Co. Cork, Ireland. NABRIVA and HOVIONE shall be individually referred to as a “Party” and collectively referred to as the “Parties.”

WHEREAS, NABRIVA wishes to purchase from HOVIONE bulk API for use in manufacturing drug product for commercial sale by NABRIVA worldwide and for certain clinical and other purposes;

WHEREAS, HOVIONE has suitable facilities and equipment and sufficient qualified personnel to manufacture API in bulk form, and is willing to provide such API on the terms and conditions set forth below;

WHEREAS, Parties have entered into a Master Services Agreement dated 20 June 2016 and a Novation Agreement in relation thereto dated 22 December 2017 (collectively, the “MSA”) and agree that in case of any conflict or inconsistency between the terms of the MSA and the terms of this Agreement, the terms of this Agreement shall prevail; and

WHEREAS, Parties have entered into a Term Sheet dated October 2018, designated as “Nabriva Lefamulin API Term Sheet”, in which some terms and conditions of the Agreement have been mutually agreed;

NOW, THEREFORE, the Parties hereto, intending to be legally bound, agree as follows:

I.             DEFINITIONS

As used in this Agreement:

1.1          “Adverse Experience” or “AE” shall mean any unfavorable and unintended change in the structure, function, or chemistry of the body temporally associated with any use of a product or of a derivative thereof containing API, whether or not the adverse experience is considered to be related to the use of such product, including but not limited to any of the following:  an unexpected side effect, injury, toxicity or sensitivity reaction, which may include an experience of unexpected incidence and severity; an adverse experience occurring in the course of the use of a drug product in professional practice; an adverse experience occurring in clinical studies; an adverse experience occurring from drug overdose, whether accidental or intentional; an adverse experience occurring from drug abuse; an adverse experience occurring from drug withdrawal; and any significant failure of expected pharmacological action.

1.2          “Affiliate” means any corporation or other business entity which, directly or indirectly, is controlled by, controls, or is under common control with NABRIVA or HOVIONE. For this purpose, “control” shall be deemed to mean direct or indirect ownership of fifty percent (50%) or more of the voting stock or other voting equity of such entity.

1.3          “API” means CAS 1350636-82-6, molecular formula C28H45NO5S, and is more commonly known as lefamulin having those specifications as set forth on Schedule A hereto.

1.4          “Applicable Law” means all applicable ordinances, rules, regulations, laws, guidelines, guidance, and requirements of any kind whatsoever of FDA and any other Regulatory Bodies, as any of the foregoing may be amended from time to time, including without limitation, cGMP, applicable to the Manufacturing activities of the API in the Territory.

1.5          “Batch” means a batch of API, which is defined as approximately [**] output.

1.6          “cGMP” means the current good manufacturing practices regulations applicable to the Manufacture of API as defined by the Q7 Guidance on Good Manufacturing Practices of the International Conference on Harmonization of Technical Requirements of Pharmaceuticals for Human Use (ICH Q7) and as promulgated by a Regulatory Body.

1.7          “Campaign” means equipment set-up and sanitization, at least [**] Batches, visual cleaning and sanitization between all Batches and a change of line cleaning at the end of such campaign with no idle time included; provided, however, for calendar year 2019, a campaign shall consist of [**] Batches.

1.8          “Commercially Reasonable” and “Commercially Reasonable Efforts” shall mean the level of diligence and/or efforts and commitment of resources consistent with the past practice of similarly situated pharmaceutical manufacturers with respect to comparable pharmaceutical products.

1.9          “Confidential Information” means all information, data, know-how and all other business, technical and financial data disclosed hereunder by one Party or any of its Affiliates to the other Party or any of its Affiliates, except any portion thereof which:

(a)           at the time of disclosure, is generally known to the public;

(b)           after disclosure, becomes generally known to the public by publication or otherwise, except by breach of this Agreement by the recipient;

(c)           the recipient can demonstrate by its written records was in the recipient’s possession at the time of such disclosure, and which was not acquired, directly or indirectly, from the disclosing party or its Affiliates;

(d)           is lawfully disclosed to the recipient on a non-confidential basis by a third party who is not obligated to the disclosing party or any other third party to retain such Confidential Information in confidence;

(e)           results from research and development by the recipient independent of such disclosure as shown by competent evidence from its written records; or

(f)            is required to be disclosed by applicable law, regulation, the order of a court of competent jurisdiction or by a government authority; provided, in each case the party so disclosing information, to the extent possible and legal, timely informs the other party and uses its reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible and, if possible, permits the other party to attempt by appropriate legal means to limit such disclosure.

The Parties will, to the extent practical, use Commercially Reasonable Efforts to label or identify as confidential, at the time of disclosure all such Confidential Information disclosed orally, visually and/or in another intangible form to the receiving party.

1.10        “Facility” means the facility of HOVIONE located in [**], or such other Manufacturing facility of HOVIONE as prior approved in writing by NABRIVA.

1.11        “Firm Order” means NABRIVA’s binding API requirements for a given [**] period, which shall not exceed the Reserve Capacity on a per annum basis.

1.12        “Forecast” means a rolling [**] forecast provided by NABRIVA of its requirements for API, of which the first [**] shall constitute a Firm Order and the additional [**] period following the period covered by a Firm Order, which is a non-binding forecast; provided, however, the forecast for months [**] through [**] shall not vary more than +/- [**]% on an annual basis, unless otherwise agreed to by the Parties in writing.  The non-binding portion of the forecast shall represent NABRIVA’s reasonable estimates only to facilitate HOVIONE’s planning.

1.13        “HOVIONE Inventions” shall mean all Inventions that relate to HOVIONE Technology or Confidential Information of HOVIONE, as well as any Inventions conceived, discovered, invented, developed, created, made or reduced to practice by HOVIONE and/or its agents or contractors in the performance of its obligations under this Agreement that are generally applicable (i.e. not pertaining exclusively to the API) and do not incorporate NABRIVA’s Confidential Information.

1.14        “HOVIONE Technology” shall mean the Technology developed or obtained by or on behalf of HOVIONE (a) prior to the Effective Date, or (b) independent of this Agreement and without the use of the Confidential Information of NABRIVA.

1.15        “Inventions” shall mean all discoveries, inventions, developments, modifications, innovations, updates, enhancements or improvements to Technology (whether or not protectable under patent, trademark, copyright or similar laws) that are conceived, discovered, invented, developed, created, made or reduced to practice in the performance of the Parties’ obligations under this Agreement.

1.16        “Latent Defect” shall mean a failure of the API to comply with Section 9.2 that (a) couldn’t reasonably have been identified through review of the records or the initial testing and inspection of the API, and (b) is the fault of HOVIONE. “Latent Defect” does not include any such failure of API to comply with cGMP or the Specifications that NABRIVA cannot show by Commercially Reasonable evidence was present at the time of delivery by HOVIONE.

1.17        “Manufacture”, “Manufactured” and “Manufacturing” means any steps, processes and activities used by HOVIONE to produce API, including without limitation, the manufacturing, processing, quality control testing, release or storage of API.

1.18        “Minimum Annual Commitment” means NABRIVA’s minimum amount of API that it has agreed to purchase from HOVIONE under this Agreement, which is 750kg per annum for the first year of the Initial Term (as defined in Section 16.1 hereof) and 1,500kg per annum for the remaining years of the Initial Term.

1.19        “Minimum Yield Range” means for each of the Starting Materials the range of weight by weight (% w/w) conversion into API as agreed to between the Parties according to Section 7.5.

1.20        “NABRIVA Inventions” means all Inventions other than HOVIONE Inventions.

1.21        “NABRIVA Technology” means the Technology of NABRIVA developed or obtained by or on behalf of NABRIVA (a) prior to the Effective Date, or (b) independent of this Agreement and without the use of the Confidential Information of HOVIONE.

1.22        “New Drug Filings” means a new drug application with the U.S. Food and Drug Administration, the marketing authorization application with the European Medicines Agency, or equivalent filings with the applicable Regulatory Bodies in the Territory.

1.23        “Quality Technical Agreement” means the form of quality assurance/quality control agreement to be entered into by the Parties, as set forth in Schedule B hereto, which sets forth responsibilities and key contacts for API quality and compliance related issues. HOVIONE shall provide NABRIVA with certain production and control information for review prior to release as to be specified in the Quality Technical Agreement. The Quality Technical Agreement also shall address annual product reviews, returned goods, regulatory audits, compliance with cGMP and the Regulatory Bodies, and such other quality related concerns deemed appropriate.

1.24        “Purchase Price” means the price to be paid by NABRIVA for a Firm Order, as calculated using the pricing set forth in Schedule C hereto.

1.25        “Regulatory Bodies” means any national agency or any government authority, department, legislature, agency, council, department, or official or public or statutory person (whether autonomous or not) of any country of the Territory that has the power to (a) grant approvals for the performance of Manufacturing services under this Agreement, or (b) issue regulations pertaining to the Manufacture or use of the API in the Territory, or such other jurisdictions as may be agreed by the Parties in this Agreement, including the U.S. Food and Drug Administration and the European Medicines Agency.

1.26        “Reserve Capacity” means the minimum annual capacity for the API to be reserved by HOVIONE for the Term, which shall be [**]/year, assuming [**].  Upon regulatory approval of lefamulin, NABRIVA, in its sole discretion, may enter into discussions with HOVIONE to increase manufacturing capacity for the API up to [**]/annum, subject to (a) a lead time of at least [**] for procurement, installation and qualification of additional manufacturing equipment, and (b) the Forecast increasing beyond [**]/year.

1.27        “Specifications” means the specifications for the API, including the minimum shelf life requirements, as set forth in Schedule A hereto.

1.28        “Starting Materials” means [**] and [**].

1.29        “Technology” means all methods, techniques, trade secrets, copyrights, know-how, data, documentation, hardware, software and other intellectual property of any kind, whether or not protectable under patent, trademark, copyright or similar laws.

1.30        “Term” means the Initial Term (as defined in Section 16.1) and any extension thereto.

1.31        “Territory” means the countries and/or regions set forth in Schedule D hereto, which may be amended upon written agreement of the Parties.

1.32        “Year” means in the first year of this Agreement, the period from the Effective Date up to and including December 31 of the same calendar year, and thereafter will mean a calendar year.

II.            PURCHASE AND SALE

2.1          Purchase and Sale.  HOVIONE agrees to Manufacture and supply to NABRIVA or its Affiliate (or a licensee of the foregoing) those quantities of API ordered pursuant to purchase orders placed by NABRIVA and its Affiliates and/or licensees from time to time in accordance with this Agreement. HOVIONE may not manufacture API for a third party without the prior written consent of NABRIVA.  API supplied hereunder may be used by NABRIVA and its Affiliates and/or licensees for all purposes, including manufacturing of drug product for commercial sale or for clinical and other purposes.

2.2          Cooperation.

(a)           The Parties shall reasonably cooperate with each other as may be necessary and customary in consideration of industry practice, and shall disclose all material information necessary to enable each other to perform their respective duties hereunder in a timely fashion. NABRIVA shall work with HOVIONE to optimize a Campaign, when possible, to support HOVIONE’s productivity.

(b)           HOVIONE shall consult with NABRIVA regarding all methods, reagents, Starting Materials, protocols and the like used in performing its services hereunder and NABRIVA shall have final approval authority over all material aspects of the specific manufacturing processes for the API and analytical methods used by HOVIONE to fulfil any Firm Order, to the extent these are part of any New Drug Filings or critical for assuring meeting the Specifications. HOVIONE shall consult with NABRIVA at mutually acceptable prearranged times, to keep NABRIVA fully informed of the progress of the Firm Order.

2.3          Steering Committee.  The Parties shall appoint a Joint Steering Committee comprising senior executive(s) of each Party, who together shall review and monitor planning and execution of the production of the API at regular intervals and resolve any disputes.  The Parties also shall develop a joint operating team or supplier relationship management team, which shall work collaboratively to share appropriate information, insure targets and deadlines are met, identify risks and solutions and manage the relationship on behalf of the interests of both Parties, which may include providing relevant information necessary to support production planning and capacity utilization while protecting company specific confidentiality.

2.4          Specific Duties of HOVIONE.  In addition to its general obligations relating to the Manufacture and supply of API, HOVIONE shall be responsible for performing the following services:

(i)            Manufacture of API under cGMP;

(ii)           quality control and testing of all API to monitor compliance with Specifications required by this Agreement;

(iii)          conducting stability testing of API in accordance with the procedures set forth in the Quality Technical Agreement;

(iv)          summarizing implemented changes and supplying latest versions of approved critical documentation, and providing other reasonable information necessary for NABRIVA to prepare, submit, obtain and maintain all regulatory filings relating to the API (and/or drug product containing or manufactured using API) under the terms of this Agreement;

(v)           performing such other services as agreed upon in writing by the Parties; and

(vi)          if HOVIONE is not able or not willing to provide the requested and forecasted quantities of API, HOVIONE shall reasonably support NABRIVA in transferring the manufacturing process, analytical methods, and materials to an alternate supplier in a timely manner.

2.5          Specific Duties of NABRIVA. In addition to its general obligations pursuant to this Agreement, NABRIVA shall be responsible for:

(i)            using Commercially Reasonable Efforts to include in any regulatory filing any re-processing steps to address any Manufacturing deficiencies for which reprocessing is applicable;

(ii)           providing to HOVIONE the Starting Materials, at no cost, of appropriate quality to Manufacture compliant API according to the filed process, and in time for HOVIONE to start any Manufacture as planned; and

(iii)          providing HOVIONE with access to knowledgeable NABRIVA personnel for consultation regarding the API, NABRIVA Confidential Information, Starting Materials and the Manufacture;

2.6          New Drug Filings.  HOVIONE shall neither prepare nor file any New Drug Filings, which shall be NABRIVA’s responsibility. NABRIVA shall own the New Drug Filings and shall be responsible for maintaining the New Drug Filings on file with the applicable Regulatory Bodies and making any amendments thereto.  During the Term, NABRIVA shall provide copies to HOVIONE of relevant portions of any New Drug Filings relating to HOVIONE’s Manufacturing of API for review pursuant to Section 3.3 of this Agreement.  For each New Drug Filing, HOVIONE shall have the opportunity to inform NABRIVA that HOVIONE is unable to comply with the obligations required thereunder, and HOVIONE shall not be deemed in breach of this Agreement for its inability to comply with any obligations in any New Drug Filings provided HOVIONE gives timely notice under Section 3.3 of this Agreement; provided, however, the Parties shall cooperate to resolve such non-compliance and to discuss in good faith any appropriate sharing of the costs related thereto based on the relative effort and benefit involved for each Party.

2.7          No Subcontracting.  HOVIONE shall not subcontract any aspect of the Manufacturing and supply of the API hereunder, except with the prior written consent of NABRIVA.

2.8          Periodic Audits.  HOVIONE will permit NABRIVA, upon at least [**] prior written notice, and no more than once every second calendar year unless for cause, to have up to [**] NABRIVA employees or representatives who cannot be competitors of HOVIONE and are subject to confidentiality obligations no less restrictive than those set forth in this Agreement accessing the Facility during operational hours to monitor and inspect, as reasonably needed, the Facility and relevant documentation to ascertain compliance by HOVIONE with the terms of this Agreement in the performance of the Manufacture, including cGMP, the Specifications, and Applicable Law. Each such inspection shall be conducted during normal business hours, will be no longer than [**] in duration and will be at no charge. Additional inspections will be at NABRIVA’s expense based on HOVIONE’s standard fees.

2.9          NABRIVA Representatives at the Facility.  NABRIVA will have the right to request to have an employee and/or representative present at the Facility during the preparation for or conduct of any manufacturing or production run for manufacture or packaging of the API, and such representative shall be free to inspect and oversee all aspects of such preparation or production run and to comment to HOVIONE thereupon; provided, however, HOVIONE’s approval of such request shall not be unreasonably withheld.  Any NABRIVA employees or representative present at the Facility shall adhere to all applicable HOVIONE policies, safety and security procedures. NABRIVA shall retain full liability and responsibility for the presence and actions of its employees or representatives at HOVIONE’s premises. Any information or other matters observed during audits will be construed as HOVIONE’s Confidential Information and maintained by NABRIVA as confidential pursuant to Section IV of this Agreement.

2.10        Audits for Cause.  In addition to the periodic audits referred to in the previous Section, in the event: (a) the Regulatory Bodies schedule a regulatory inspection of the Facility in which the API is Manufactured; (b) HOVIONE receives a “Warning Letter” or Form 483 Observations from the FDA (or a similar correspondence from any applicable Regulatory Bodies) relating to the Manufacture of the API by HOVIONE or compliance with cGMP’s at the Facility where the Manufacturing, or other activities related to the API occurs; (c) NABRIVA has rejected a shipment of API for failure to meet Specifications; or (d) NABRIVA otherwise has reasonable concern regarding the quality or Manufacturing of API supplied by HOVIONE, NABRIVA shall have the right to conduct additional audits in respect of API according to the terms specified hereof.  The audit for cause shall be subject to at least [**] prior written notice.

III.          API QUANTITY, QUALITY AND MANUFACTURING PROCESSES; TECHNICAL ASSISTANCE

3.1          Quantity.  HOVIONE shall supply NABRIVA and/or its licensee(s) with quantities of API up to the Reserve Capacity on the terms set forth in this Agreement.  HOVIONE shall have no obligation to supply API in quantities exceeding the Reserve Capacity, but shall use its Commercially Reasonable Efforts to accommodate NABRIVA’s demand for such excess quantities.  NABRIVA undertakes to purchase from HOVIONE, and shall require its Affiliates and/or licensees to purchase from HOVIONE, not less than [**] percent ([**]%) of API demand for commercial sale in the Territory, subject to the Reserve Capacity (the “HOVIONE Share”). NABRIVA shall be free to obtain from a third party any portion of the HOVIONE Share that HOVIONE is unwilling or unable to supply.

3.2          Specification; Quality Standards; Changes.  All API Manufactured and sold by HOVIONE to NABRIVA under this Agreement shall meet the Specifications, as well as the quality assurance standards established in the Quality Technical Agreement. Such Specifications, as well as the terms and conditions of the Quality Technical Agreement, are subject to modification from time to time by written agreement of the Parties. Notwithstanding the foregoing, if NABRIVA finds it necessary or desirable to change the Specifications, the Quality Technical Agreement, or any other aspect of the Manufacturing process for API, NABRIVA may deliver a request for such change to HOVIONE and HOVIONE shall use Commercially Reasonable Efforts to make any change identified in such request. Prior to implementation of any such changes, the Parties agree to negotiate in good faith to reach agreement on, if applicable, (a) the new price for any API Manufactured and supplied hereunder by HOVIONE which embodies such changes, based solely on the effect of such changes on HOVIONE’s Manufacturing costs for the API (including, but not limited to, the cost of raw materials) and (b) any other amendments to this Agreement which may be necessitated by such changes (e.g., an adjustment to the lead time for purchase orders). NABRIVA’s obligation to bear cost increases in the foregoing clause (a) shall be limited to those cost increases that relate solely to the production of the API; costs for other changes affecting cGMP or affecting other products generally (other than the API Manufacturing costs) shall be borne by HOVIONE.

3.3          Manufacturing Processes.  NABRIVA has provided HOVIONE with its Manufacturing procedures for the API, and HOVIONE shall not materially modify such procedures without the prior written consent of NABRIVA.  The Parties shall agree on the equipment to be used to produce the API in the Quality Technical Agreement.  Prior to submitting New Drug Filing, NABRIVA shall provide a draft of the relevant section of such New Drug Filing relating to the Manufacture of API to HOVIONE for review and to confirm the accuracy of the information.  HOVIONE shall review such draft submitted by NABRIVA under this Section 3.3, preferably within [**] but no later than within [**], and provide any necessary comments accordingly.

3.4          Documentation.  NABRIVA has provided HOVIONE with analytical methods, product specifications, product impurities, degradation products, and reference standards for the Manufacture of the API as set forth in the Specifications.  HOVIONE shall promptly provide NABRIVA, on an ongoing basis, with all available safety data and information concerning the API, process, and related materials, including without limitation, all safety data sheets (“SDSs”) as well as any new information developed or learned by HOVIONE in connection with the Manufacturing of API hereunder. In addition, HOVIONE shall provide all the change control and regulatory documentation as required by the Regulatory Bodies to maintain licenses, either by directly disclosing such information to NABRIVA or, where applicable, by filing such information with the Regulatory Bodies and permitting NABRIVA to reference such filing(s).

3.5          Communication.  Each Party shall make Commercially Reasonable Efforts to respond to requests for support, information and approvals from the other Party within [**]. If a complete response is not possible within such [**] period, the Party owing the response shall communicate within such [**] period the reason for the delay and when the response shall be available.

3.6          Quality Technical Agreement.  Within [**] of the Effective Date, representatives of the Parties’ quality assurance departments shall meet to review and revise, if necessary, and execute the Quality Technical Agreement. The terms contained in the Quality Technical Agreement are intended to complement the terms of this Agreement, and they shall be interpreted as complementary to the extent possible. In the event of a conflict between the terms of the Quality Technical Agreement and the terms of this Agreement, the terms of this Agreement shall control with respect to business, financial and legal matters, and the terms of the Quality Technical Agreement shall control with respect to quality control and quality assurance matters related to the API (including, without limitation, Manufacturing, testing, storage, release, change management and validation activities); provided, however, that the inclusion of a particular term or level of detail in the Quality Technical Agreement where such term or level of detail is absent from this Agreement shall not be deemed to constitute a conflict between the two agreements.  Only where competing terms in the two agreements conflict in terms of the principal focus of an express prescription or prohibition in the agreements shall a conflict between the two agreements be deemed to exist. Any material breach of the Quality Technical Agreement shall be deemed a breach of this Agreement.

IV.          CONFIDENTIAL INFORMATION

4.1          The Parties acknowledge that each Party has, prior to the Effective Date, provided its Confidential Information to the other Party in connection with the Manufacture and supply of the API, and further acknowledge that all such Confidential Information (as well as any additional Confidential Information provided by one Party to the other hereunder) shall be subject to the provisions of this Section IV. Notwithstanding anything to the contrary herein, the following shall be deemed to be the Confidential Information of NABRIVA (and not of HOVIONE):  (a) any and all information, knowledge, technology, and trade secrets relating directly to or encompassing the API and its Manufacture that is provided by NABRIVA to HOVIONE, whether before, on, or after the Effective Date; and (b) any and all Manufacturing records or other information or documentation delivered to NABRIVA by HOVIONE relating to the Manufacture of API hereunder, other than HOVIONE Confidential Information; and (c) any NABRIVA Inventions. Notwithstanding anything to the contrary herein, HOVIONE Technology and HOVIONE Inventions, whether or not labeled confidential, shall be deemed to be the Confidential Information of HOVIONE (and not of NABRIVA).

4.2          During the Term of this Agreement and for [**] thereafter, all Confidential Information shall be held in confidence by the receiving Party, shall not be used by the receiving Party for any purpose except as provided hereunder and shall not be disclosed to third parties except as provided in Section 4.3 or as may otherwise be permitted by the advance written consent of the disclosing Party. Any Affiliate, director, officer, employee, consultant, or agents who receives Confidential Information shall be advised as to the confidential nature thereof and the prohibitions contained herein, and any copies of any portions of any Confidential Information that are disclosed to as provided in this Section shall be identified as confidential.

4.3          Notwithstanding Section 4.2, each Party may disclose Confidential Information of the other Party to its Affiliates, directors, officers, employees, agents or consultants who have a need to know exclusively in connection with the performance of their duties in satisfying the obligations of such Party hereunder and who are subject to written obligations of confidentiality and non-use that are no less restrictive than those set forth herein. Any Affiliate, director, officer, employee, agent or consultant who receives Confidential Information shall be advised as to the confidential nature thereof and the prohibitions contained herein. All copies of any portions of any Confidential Information distributed as provided in this Section shall be identified as confidential.

4.4          Upon termination of this Agreement, and upon the request of the disclosing Party, the receiving Party shall return or destroy all Confidential Information and any copies thereof in its possession, except that each Party may retain one copy of Confidential Information solely for archival purposes. Termination of this Agreement shall not operate to extinguish either Party’s obligation to treat Confidential Information as provided herein, and the same shall continue in effect in accordance with this Section.

4.5          Nothing contained herein shall be deemed to grant to either Party, either expressed or implied, a license or other right or interest in the Confidential Information of the other or in any patent, trademark or other similar property of the other.

4.6          Neither Party shall use the name of the other in any press releases or other statements to the public (including publicity, promotional materials, or advertising), nor publicly disclose the existence of this Agreement for any purpose (other than as may be required by applicable law or regulation), without the prior written consent of the other, which shall not be unreasonably withheld or delayed.

V.            FORECASTS AND ORDERS

5.1          Orders and Forecasts.  Upon the execution of this Agreement, NABRIVA shall provide an initial Forecast commencing with the month following the Effective Date.  NABRIVA also shall provide HOVIONE with an initial Firm Order. NABRIVA shall purchase API in full Batches. Subject to NABRIVA’s full compliance of its obligation to provide to HOVIONE the Starting Materials of appropriate quality to Manufacture compliant API, HOVIONE shall keep a stock of raw materials, intermediate components, and API adequate to meet the requirements of the Firm Order taking into account the Manufacturing schedule and lead times for sourcing the Starting Materials. During the Term, NABRIVA shall place Firm Orders for all Campaigns as soon as any Campaign becomes part of the Firm Order. Purchase orders for API shall be issued by NABRIVA to the Facility.  For each additional Campaign requested by NABRIVA beyond those in the Firm Order in a calendar year, HOVIONE shall make Commercially Reasonable Efforts to Manufacture the additional Campaign.

5.2          Forecasts Changes and Forecast Updates.  On or before the [**] of each calendar year within the Term, NABRIVA shall provide HOVIONE with an additional [**] purchase order to supplement the remaining [**] of the Firm Order, thereby establishing a new Firm Order.  NABRIVA also shall provide an updated Forecast for the period following the new Firm Order.  Provided a Firm Order does not exceed the Reserve Capacity, HOVIONE shall accept the Firm Order and shall supply NABRIVA in accordance with the Firm Order; provided, however, in case of any conflict or inconsistency between the terms of the Firm

Order and the terms of this Agreement, the terms of this Agreement shall prevail.  NABRIVA may increase or decrease the quantities of the Firm Order with HOVIONE’s prior written agreement and HOVIONE may adjust its shipping quantities with NABRIVA’s prior written agreement.  HOVIONE shall use Commercially Reasonable Efforts to execute all Firm Orders received and accepted pursuant to this Section V at the delivery date proposed by HOVIONE on receipt of the Firm Order.

5.3                               Starting Materials.  NABRIVA shall deliver the required Starting Materials from vendors that have been mutually agreed to and approved by the Parties, at no cost and of appropriate quality and quantity to HOVIONE a minimum of [**] in advance of the proposed start date for the Campaign.  Where NABRIVA is aware that delivery of the Starting Materials may be delayed, it shall immediately inform HOVIONE and the Parties shall enter good faith discussions to align the delivery of the Starting Materials with the planning for the relevant Campaign.  Notwithstanding the forgoing, in case of late delivery and where any good faith discussions between the Parties do not resolve the impact of late delivery of the Starting Materials, and/or in case of quality issues affecting the use of Starting Materials provided by NABRIVA in the Manufacturing of the API, HOVIONE reserves the right to reschedule the start of the relevant Campaign based on available capacity planning and to charge NABRIVA a fee up to [**] percent ([**]%) of the cost of the Campaign as compensation for any idle capacity, with HOVIONE making Commercially Reasonable Efforts to re-allocate idle capacity to other projects and, to the extent successful, reducing or waiving the fee accordingly. The value of any Starting Materials purchased by HOVIONE that cannot be used in a next Campaign and needs to be disposed of, due to shelf life or otherwise and as a direct result of the delayed delivery by NABRIVA, shall be separately invoiced to NABRIVA in addition to the up to the [**] percent ([**]%) mentioned above. HOVIONE shall keep NABRIVA informed of any exposure to import duties and value added tax that are suspended at the time of import in anticipation that the resulting API will be exported. If at any time, this export is not verified and monies for the suspended duties and VAT become due, NABRIVA shall promptly reimburse HOVIONE.

5.4                               Minimum Annual Commitment.  Where the amount of API purchased by NABRIVA in a contract year is less than the Minimum Annual Commitment for such year, NABRIVA shall pay HOVIONE the value of such shortfall, in a lump sum payment and discounted by [**] percent ([**]%), within [**] after HOVIONE invoices NABRIVA for such shortfall.  If regulatory approval for API is delayed past [**], the Minimum Annual Commitment for [**] shall be reduced from 1,500kg to 750kg; provided, however, if such regulatory approval for API is delayed primarily due to HOVIONE, the Minimum Annual Commitment shall be reduced by [**] for each month or partial month of such delay.  In either case, if it is not feasible for HOVIONE to reduce production already scheduled for [**], any production above the reduced Minimum Annual Commitment in [**] shall be used to reduce the Minimum Annual Commitment for [**].  If the Starting Materials supplied by NABRIVA become obsolete due to a delay in regulatory approval for API primarily due to HOVIONE, the cost of replacement materials shall be borne by HOVIONE subject to the limitation of liability herein provided.

VI.                               PRICE, SHIPMENT AND PAYMENT

6.1                               HOVIONE’s Responsibilities.  HOVIONE shall Manufacture the API so it may be lawfully and safely shipped to NABRIVA or its designee worldwide and shall package the API for shipment in accordance with the Specifications.  HOVIONE shall prepare and execute all reasonably necessary shipping documents, consisting of Packing List, Dangerous Goods

Declaration, and SDS.  NABRIVA shall choose the carrier and the designee by indicating both on its purchase order provided to HOVIONE.

6.2                               Terms of Shipment.

(i)                                     HOVIONE will ship API FCA (Incoterms 2010) [**] packaged ready for export, including such items required to confirm shipment of goods under controlled condition such as temp tales, documentation suitable for export of the supplied product under controlled conditions and other measures required to satisfy the Quality Technical Agreement, EC Guidelines of 5 November 2013 on Good Distribution Practice of medicinal products for human use (2013/C 343/01), and other Regulatory Bodies’ guidance.  In amplification of the provisions regarding FCA Incoterms 2010, and not in limitation thereof, HOVIONE shall directly or indirectly through NABRIVA, upon request of NABRIVA and at NABRIVA ‘s cost and risk,  assist in (i) addressing special shipping requirements, (ii) obtaining licenses, official authorizations, clearances, customs, or any other documents and/or information, including security related information that NABRIVA may require for the export, import or transport of the API to the final destination; (iii) making a contract for carriage; and (iv) loading the packed API in any container, collecting vehicle or other means of transport. NABRIVA shall, upon request of HOVIONE, provide information required for taxation or reporting purposes in respect of the export of the API.  HOVIONE shall arrange for transportation to its destination in accordance with NABRIVA’s written instructions, including use of the common carrier designated by NABRIVA.  If NABRIVA does not designate a common carrier, HOVIONE may select the common carrier. Title and risk of loss shall pass from HOVIONE to NABRIVA when the API is delivered to the common carrier. All transport and insurance costs will be borne by NABRIVA.

(ii)                                  NABRIVA will ship Starting Materials DDP (Incoterms 2010) [**].

6.3                               Shelf Life.  HOVIONE will make Commercially Reasonable Efforts that API when shipped to NABRIVA, assuming it is shipped immediately following full release, will have a remaining shelf life of not less than [**] (based on an assumed registered shelf life of [**]);

6.4                               Pricing.  HOVIONE shall invoice NABRIVA based on the pricing set forth in Schedule C hereto. Prices may be adjusted annually based on reasonable cost increases, inflation, continuous improvement activities and other factors positively or negatively impacting cost.

6.5                               Additional Costs.  Additional costs (e.g. additional sample testing, long-term storage of starting and/or final materials), as well as any regulatory support over and above that reasonably required to support a stable, robust and reproducible commercial production process, shall be invoiced separately from the commercial manufacturing batches and costs; this shall be handled under the MSA or similar and the Parties shall agree in good faith on any costs related thereto.

6.6                               Taxes.  Any use, sales, excise or value added tax, duty, custom, inspection or testing fee, or any other tax, fee or charge of any nature whatsoever imposed by any governmental authority on or measured by a transaction between the Parties, shall be paid by NABRIVA in addition to the prices quoted or invoiced by HOVIONE. In the event HOVIONE is required to pay any such tax, fee, or charge, NABRIVA shall reimburse HOVIONE for such payment, or in lieu of such payment, NABRIVA shall provide HOVIONE at the time the order is submitted an exemption certificate or other document acceptable to the authority imposing the tax, fee or charge.

6.7                               Import and Export. Without limiting the generality of any other provisions of this Agreement, and in addition to any other amounts due to HOVIONE under this Agreement, NABRIVA shall be responsible for all costs or liabilities incurred by HOVIONE in connection with the import or export of Starting Materials including, but not limited to, the costs of any bank or other guaranties required of HOVIONE by customs authorities, any penalties or fines levied against HOVIONE that are related to such import or export, and any costs incurred by HOVIONE in connection with any claims or proceedings relating to the foregoing.  If applicable, HOVIONE shall provide customary export documentation, as specified by NABRIVA in writing or by separate delivery and shipment documentation instructions, together with each shipment of API (or such other deliverables). HOVIONE also shall provide NABRIVA with all relevant shipping information (e.g., carrier, shipment details, scheduled arrival date, quantity) prior to or coincident with shipping any API (or such other deliverables) under this Agreement.

6.8                               Terms of Payment. Prior to the start of a scheduled Campaign, HOVIONE shall invoice NABRIVA upon issuance of a purchase order for [**] percent ([**]%) of the Purchase Price to allow for raw material sourcing.  On the start of a scheduled campaign, HOVIONE shall invoice NABRIVA an additional [**] percent ([**]%) of the Purchase Price as an advance on manufacturing costs. HOVIONE shall invoice NABRIVA for the remaining [**] percent ([**]%) of the Purchase Price upon the issuance of the Certificate of Analysis, together with copies of all documentation required for release of the API as provided in the Quality Technical Agreement, unless otherwise agreed between the Parties in writing.  With the issuance of the last invoice HOVIONE confirms that API is released and ready for shipment.

6.9                               Invoicing and Payment.  NABRIVA shall pay HOVIONE the amounts owed under an invoice within [**] after the date of the invoice from HOVIONE.  Late payments shall bear interest at the then-current United States prime rate as reported in the Wall Street Journal Europe Edition, or if less, the highest rate permitted under Applicable Law.

6.10                        Cost Improvement Program.  The Parties agree to share cost improvement measures related to the Manufacturing of API. All cost improvement investments specific for such API shall require consent of both Parties. HOVIONE shall be entitled to receive reimbursement for reasonable costs which it incurred in developing such cost improvements measures. Cost improvement benefits concerning such improvements to the Manufacturing of API shall be allocated equitably between the parties and reflected in the Purchase Price.

VII.                          INSPECTION AND ANALYSIS

7.1                               Inspection by HOVIONE.  HOVIONE shall analyze each API lot for compliance with the Specifications set forth in Schedule A. HOVIONE shall send to NABRIVA a Certificate of Analysis and a Certificate of Compliance, together with any other documentation required under the Quality Technical Agreement prior to, or together with, each shipment of API. In this regard, HOVIONE agrees to retain all records and documents necessary to fulfill the requirements established by Applicable Law.

7.2                               Inspection by NABRIVA.  NABRIVA or its authorized representative shall visually inspect all shipments upon their receipt and shall report any reasonably discernible defects in the API to HOVIONE within [**] of its receipt of the API and related records (the “Inspection Period”).  Prior to the expiration of the Inspection Period for a shipment of API, NABRIVA will provide prompt written notice to HOVIONE if any such API does not comply with the warranties set forth in Section 9.2.  Such notice will specify the nature of the API’s non-compliance. Except in case of a Latent Defect, failure by NABRIVA to provide such notice within the applicable Inspection Period will be deemed an acceptance of such API by NABRIVA. Any Latent Defects shall be reported to HOVIONE by NABRIVA within [**] of NABRIVA’s discovery of the same.  Section 7.3 will only be applicable to a Latent Defect if and to the extent (i) the Latent Defect is reported to HOVIONE no later than [**] after NABRIVA’s acceptance of a batch of API and (ii) the notice states in a reasonably sufficient detail the reason for the Latent Defect.

7.3                               Non-Conforming API.

(a)                     When due primarily to HOVIONE´s fault or omission, if any API does not meet the warranties set forth in Section 9.2 as determined by NABRIVA’s testing and inspection of the API and/or review of the documentation provided by HOVIONE, then HOVIONE shall re-process or re-work such non-conforming API into conforming API. If re-processing or re-working is not possible, due to regulatory or other reasons, then solely at its option NABRIVA may, as its sole remedy, require that HOVIONE either (i) replace said API at no charge to NABRIVA and pay all round-trip shipping charges to and from the destination of the original shipment, (ii) refund to NABRIVA the Purchase Price for the rejected API and any applicable shipping costs (including customs duties), or (iii) credit NABRIVA’s account in an amount equal to the Purchase Price for the rejected API and any applicable shipping costs (including customs duties). HOVIONE shall reimburse NABRIVA for the reasonable costs incurred by NABRIVA in properly disposing of any non-conforming API. Any notice given hereunder shall specify the manner in which the API fails to conform to the purchase order or fails to meet such warranty or the Specifications.  HOVIONE shall not re-work or re-process such non-conforming API without prior written notice to NABRIVA.

(b)                     If during a Campaign the quality of API is not compliant with the Quality Technical Agreement and/or the Specifications, and if such non-compliance is attributable to HOVIONE, HOVIONE shall compensate NABRIVA for the cost of the Starting Materials used and supplied by NABRIVA, calculated on the basis of USD [**] per kg of [**] and USD [**] per kilogram of [**] and shall not invoice the service cost for any such Campaign or relevant part thereof.

(c)                      The remedies set forth in this Section 7.3 are NABRIVA’s sole remedies under this Agreement with respect to non-conforming API.

7.4                               Independent Testing.  When due primarily to HOVIONE´s fault or omission, if NABRIVA notifies HOVIONE that any API does not meet the warranties in Section 9.2, and HOVIONE does not agree with NABRIVA’s position, the Parties shall attempt to reach a mutually acceptable resolution of the dispute. If they are unable to do so after a reasonable period (such period not to exceed [**] from the date of original notification), the matter shall be submitted to an independent testing laboratory acceptable to both Parties. Such testing laboratory shall use the testing methods contained in the Specifications.  Both

Parties shall accept the judgment of the independent laboratory. The cost of such testing shall be borne by the party whose position is determined to have been in error.

7.5                               Expected Yield and Yield Review. Within [**] of January 1st 2020, following the first year of commercial Manufacture under this Agreement, the Parties will jointly define the initial Minimum Yield Range for each of the Starting Materials, based on yield data provided by HOVIONE for all relevant Batches of API Manufactured during calendar year 2019. Following this, within [**] of each January 1st during the Term, the Parties will in good faith discuss reasonable adjustments to the Minimum Yield Range for each of the Starting Materials based on the previous year’s actual API yield performance (the “Actual Annual Yield”). The Parties will at such time agree upon the appropriate Minimum Yield Range for each of the Starting Materials for the subsequent period. The updated Minimum Yield Ranges will be defined based on yield data provided by HOVIONE for all relevant Batches of API Manufactured during the last 12-month period, or any other period as mutually agreed between the Parties. If the Parties are unable to agree on such period or the revised Minimum Yield Range for any of the Starting Materials, then such dispute will be resolved in accordance with Section 17 hereof. For the avoidance of doubt, increases due to changes in Batch size or Campaign size are not considered yield improvements, nor will Batches with established root causes for unusually high or low yields be considered in determining a revised Minimum Yield Ranges.

7.6                               Reconciliation of Yield and Credits.

(a)                     Within [**] of each January 1st during the Term, the Parties shall perform a yield analysis for each of the Starting Materials using the calculations set forth in Schedule E hereto, which may be revised on mutual written agreement between the Parties from time to time. The results of the yield analysis for each of the Starting Materials shall be added together to determine the Actual Annual Yield.

(b)                     If the Actual Annual Yield is less than the lower end of the Minimum Yield Range, then there is a shortfall for the efficient use of the Starting Materials that Year. If even after offsetting this shortfall with any remaining Surplus according to Section 7.6(c) below, there is a remaining shortfall for that Year (the “Shortfall”), then HOVIONE will deduct the corresponding amount of the Shortfall from the next invoice to be issued to NABRIVA.

(c)                      If the Actual Annual Yield is more than the higher end of the Minimum Yield Range, then there is a surplus for the efficient use of the Starting Materials that Year (the “Surplus”).  If there is a Surplus, then HOVIONE shall have the right to offset that Surplus against any future Shortfall for the Starting Materials.

(d)                     Upon expiration or termination of this Agreement, any remaining Shortfall credit amount owing under this Section 7.6 will be deducted from any remaining invoice(s) pending to be issued to NABRIVA or otherwise paid into NABRIVA´s account within [**] of the date of termination or expiration.

VIII.                     REGULATORY MATTERS; REGULATORY FILINGS AND APPROVALS

8.1                               General.

(a)                                 HOVIONE shall be responsible for obtaining and maintaining all site licenses for the Manufacture of the API and shall comply with other applicable regulations promulgated by the Regulatory Bodies in connection with the Manufacture of the API.

(b)                                 NABRIVA shall be responsible for obtaining and maintaining, at its expense, all regulatory licenses and approvals necessary for NABRIVA to use and sell the API provided under this Agreement, including, without limitation, all submissions filed with the FDA or other Regulatory Bodies.

IX.      REPRESENTATIONS AND WARRANTIES

9.1                               General.

(a)                                 Either Party represents and warrants one to the other that (i) it is, and will remain, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and (ii) the execution and delivery of this Agreement has been authorized by all requisite corporate action. This Agreement is and will remain a valid and binding obligation of the executing Party, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

(b)                                 HOVIONE represents and warrants to NABRIVA that (i) it has and shall maintain throughout the term of this Agreement, the expertise, with respect to personnel and equipment, to fulfill the obligations established hereunder, and has obtained all requisite material licenses, authorizations and approvals required by Applicable Law to Manufacture the API in accordance with this Agreement; (ii) the Facility, equipment and personnel to be employed shall be qualified to Manufacture API according to current cGMP at the time each such batch of API is produced, and that the production facility to be employed is in compliance with Applicable Law;  (iii) there are no pending or uncorrected citations or adverse conditions noted in any inspection of the Facility to be employed which would cause the API to be misbranded or adulterated within the meaning of the United States Federal Food, Drug and Cosmetic Act, as amended, or other Applicable Law; (iv)  the execution, delivery and performance of this Agreement by HOVIONE does not conflict with, or constitute a breach of any order, judgment, agreement, or instrument to which HOVIONE is a party; (v) the execution, delivery and performance of this Agreement by HOVIONE does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority; and (vi) HOVIONE has not been debarred by the FDA under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous law or regulation), and neither it nor, to its knowledge, any of its officers or directors has ever been convicted of a felony under the laws of the United States for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product, and further, to its knowledge, that no individual or firm debarred by any governmental authority shall participate in the performance, supervision, management or review of the production of API supplied to NABRIVA under this Agreement.

(c)                                   NABRIVA represents and warrants to HOVIONE that (i) the execution, delivery and performance of this Agreement by NABRIVA does not conflict with, or constitute a breach of any order, judgment, agreement, or instrument to which NABRIVA is a party; (ii) the execution, delivery and performance of this Agreement by NABRIVA does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority (other than those relating to the granting of approval to commercialize the product containing the API); (iii) to the best of NABRIVA’s knowledge, the use of NABRIVA Confidential Information as contemplated in the Services will not infringe the intellectual property rights of any third party and NABRIVA will promptly notify HOVIONE in writing should it become aware of any claims asserting such infringement; and (iv) NABRIVA will comply with all Applicable Law in its use of the API.

9.2                               Manufacturing Warranty.  HOVIONE represents and warrants that at all times during the term of this Agreement:

(a)                                 the Facility shall remain in compliance with, and the API shall be Manufactured and delivered in compliance with all cGMPs, Applicable Laws, the Specifications; and the Quality Technical Agreement in effect at the time of Manufacture;

(b)                                 all API Manufactured by HOVIONE, at the time of delivery to the common carrier, (i) will not be adulterated or misbranded, and (ii) will be free and clear of any lien, security interest or encumbrance;

(c)                                  each document provided with or in a connection with the shipment of the API is accurate.

9.3                               Warranty Disclaimer.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

X.                                    QUALITY CONTROL, RECORDS AND INSPECTIONS

10.1                        Samples.  HOVIONE shall maintain samples of API as required by Applicable Law or as otherwise mutually agreed by NABRIVA and HOVIONE in writing. HOVIONE shall be responsible for maintaining retention samples of the API as may be required by Applicable Law.

10.2                        Validation.  HOVIONE shall qualify or validate all process, methods, equipment, utilities, facilities and computers used in the Manufacturing, storage, testing and release of API in conformity with all Applicable Laws. NABRIVA shall have the right to review the results of said qualification or validation upon request.

10.3                        Quality Compliance.  As stipulated in the Quality Technical Agreement, HOVIONE shall provide NABRIVA with timely notification of all significant deviations, notes to file, and other deficiencies that may reasonably be expected to impact the quality of the API, as well as all FDA or other applicable Regulatory Bodies reports regarding testing, Manufacture, bulk packaging or labeling of the API.

10.4                        Manufacturing Records.  HOVIONE shall maintain complete and accurate records relating to the API and the Manufacture, bulk packaging, labeling and testing thereof for the period required by the applicable Regulatory Bodies, and HOVIONE shall provide copies thereof to NABRIVA upon NABRIVA’s reasonable request. The records shall be subject to audit and inspection under this Section X.

10.5                        Batch Records. Records which include the information relating to the Manufacturing, bulk packaging and quality operation for each lot of API shall be prepared by HOVIONE at the time such operations occur. HOVIONE shall prepare such records in accordance with cGMP’s, the Specifications and the Quality Technical Agreement.

10.7                        Regulatory Inspections.  HOVIONE shall promptly inform NABRIVA of any contact, inspection or audit by any Regulatory Bodies related to or affecting the API. HOVIONE shall promptly provide NABRIVA with copies of any Regulatory Bodies-issued inspection observation reports (including without limitation FDA Form 483s and equivalent forms from other regulatory bodies) and agency correspondence that may reasonably be expected to adversely affect the API or HOVIONE’s ability to supply API hereunder. HOVIONE and NABRIVA shall cooperate in resolving any concerns with any Regulatory Bodies. HOVIONE shall also inform NABRIVA of any action taken by any Regulatory Bodies against HOVIONE or any of its officers and employees which may reasonably be expected to adversely affect the API or HOVIONE’s ability to supply API hereunder within [**] after the action is taken.

XI.                               COMPLAINTS, ADVERSE EVENTS AND RECALLS

11.1                        API Complaints and AEs. NABRIVA shall maintain complaint files with respect to the pharmaceutical product containing API in accordance with cGMPs.  If HOVIONE should receive any complaints and or AE notices with respect to the pharmaceutical product containing API, HOVIONE shall promptly notify NABRIVA by facsimile transmission or equivalent within [**] of its receipt thereof. All such notices shall be sent to the attention of the:

To NABRIVA:	Chief Medical Officer
Fax No. [**]

General Counsel
E-mail: [**]

NABRIVA shall promptly provide HOVIONE with copies of any complaints received by NABRIVA relating to the pharmaceutical product containing API if such complaints relate to the Manufacture or bulk packaging of the API. NABRIVA shall have the exclusive responsibility for responding to all complaints, and for promptly providing HOVIONE with a copy of any responses to complaints relating to the pharmaceutical product containing the API if such complaints relate to the Manufacture or bulk packaging of the API. NABRIVA or its Affiliates shall have responsibility for reporting all complaints relating to the pharmaceutical product containing API to the FDA and any other regulatory authorities, including, but not limited to, complaints relating to the Manufacture or bulk packaging of the API as well as adverse experience (AE) reports. NABRIVA shall correspond with complainants as to any complaints associated with pharmaceutical product containing API, whether received during or after the term hereof. HOVIONE shall assist NABRIVA in investigating complaints relating to the pharmaceutical product containing API if such complaints relate to the Manufacture or bulk packaging of the API, by analyzing API and Manufacturing processes to determine the nature and cause of an alleged API Manufacturing defect or alleged API failure. HOVIONE shall also reasonably assist

NABRIVA, if so expressly required by NABRIVA from time to time, in the investigation of any Adverse Experience (AE) reported to either party when such AEs are reasonably believed to be attributable to the Manufacture or bulk packaging of the API. If NABRIVA determines that any reasonable physical, chemical, biological or other evaluation should be conducted in relation to an AE or complaint relating to the Manufacture or bulk packaging of the API, HOVIONE shall reasonably conduct the evaluation and use its Commercially Reasonable Efforts to provide NABRIVA with a written report of such evaluation within [**] from receipt of NABRIVA’s written request for same, together with samples of the API from the relevant lot. The obligations and responsibility in connection with such AEs and the management of the same shall pertain to NABRIVA exclusively.

11.2                        Recall Action.  If NABRIVA should elect or be required to initiate a recall of pharmaceutical product containing or manufactured using API supplied hereunder, or a withdrawal or field correction of such pharmaceutical product, HOVIONE shall assist NABRIVA (and/or its Affiliate(s)) in connection with such recall, withdrawal, or field correction, including, without limitation, by conducting an investigation to determine the extent to which the API contributed to the need for such recall, withdrawal, or field correction. All regulatory authority contacts and coordination of any recall activities shall be initiated by, and shall be the sole responsibility of, NABRIVA.

11.3                        Recall Expenses.  If a recall or a withdrawal of any pharmaceutical product containing or manufactured using API is necessary for any reason, HOVIONE and NABRIVA shall each bear the costs of the recall in proportion to each Party’s responsibility, if any, for the error necessitating the recall or withdrawal. Such recall costs include, but are not limited to, all reasonable costs and expenses of NABRIVA and HOVIONE associated with implementing any such recall or withdrawal, including notification, packaging, shipping, distribution, and destruction costs and required reimbursements to third parties, and all costs and expenses associated with obtaining replacement product (including API).

11.4                        Recall Records.  HOVIONE shall maintain complete and accurate records for such periods as may be required by Applicable Law.

XII.                          INSURANCE

12.1                        During the term of this Agreement, HOVIONE shall maintain in full force and effect valid and effective insurance policies relating to its property, plant, equipment, obligations, liabilities, representations and warranties as contemplated herein.  HOVIONE’s coverage shall be not less than USD [**] (or the equivalent amount in other currency) per loss occurrence and per aggregated loss occurrences per year, with the exception of Employer’s liability/workers’ compensation, where HOVIONE´s coverage shall not be less than USD [**]. HOVIONE shall provide to NABRIVA, upon NABRIVA’s written request, evidence of adequate liability insurance coverages and the amounts thereof. Such coverage shall be with an insurance company having an A.M. Best rating of at least A-VII (or its equivalent) and shall have to be maintained for as long as HOVIONE has obligations under this Agreement.

12.2                        During the term of this Agreement, NABRIVA agrees to maintain in full force and effect valid and effective insurance policies that are reasonably sufficient to cover its obligations, liabilities, representations and warranties as contemplated herein.  NABRIVA’s coverage shall be not less than USD [**] (or the equivalent amount in other currency) per loss occurrence and per aggregated loss occurrences per year.

XIII.                     INVENTIONS

13.1                        Background Technology. All rights to and interest in NABRIVA Technology will remain the exclusive property of NABRIVA, and all rights to and interest in HOVIONE Technology will remain the exclusive property of HOVIONE. NABRIVA grants HOVIONE the right to use NABRIVA Technology and NABRIVA Improvements for the limited purpose of fulfilling HOVIONE’s obligations under this Agreement.

13.2                        NABRIVA Inventions. NABRIVA shall own all right, title, and interest in and to any NABRIVA Inventions, along with all intellectual property rights, with respect thereto. HOVIONE agrees to communicate all NABRIVA Inventions promptly to NABRIVA. HOVIONE hereby assigns and transfers to NABRIVA all right, title, and interest in the NABRIVA Inventions, and HOVIONE agrees to take all further acts reasonably required to evidence such assignment and transfer to NABRIVA at NABRIVA’s expense. All NABRIVA Inventions shall be automatically considered as Confidential Information of NABRIVA under the terms of Section IV.

13.3                        HOVIONE Inventions. It is expressly agreed that Section 13.1 above is not applicable to HOVIONE Inventions (and relevant intellectual property rights). In this case, therefore, any HOVIONE Inventions, and the relevant intellectual property rights, shall belong to HOVIONE, and such HOVIONE Inventions are and will be assigned to HOVIONE or its designee without additional compensation to NABRIVA. NABRIVA will take such steps as HOVIONE may reasonably request and at HOVIONE’s expense to vest in HOVIONE or HOVIONE’s designee ownership of the HOVIONE Improvements.

13.4                        Patents. NABRIVA will have the exclusive right to prepare, file, prosecute, maintain and defend, at its sole expense, any patent applications and/or patents that claim NABRIVA Inventions. HOVIONE will have the exclusive right to prepare, file, prosecute, maintain and defend, at its sole expense, any patent applications and/or patents that claim HOVIONE Inventions.

XIV.                      INDEMNIFICATION

14.1                        By HOVIONE.  HOVIONE shall indemnify and hold NABRIVA, its Affiliates, directors, officers, employees, agents, successors, and assigns harmless from any and all liability, damage, loss, cost, or expense (including reasonable attorneys’ fees) (“Losses”), to the extent arising out of or resulting from any third party claim, suit or action (“Claim”) related to gross negligence or willful misconduct by HOVIONE or its Affiliates, or any breach by HOVIONE of any covenant, representations and/or warranties hereunder, except, in each case, to the extent NABRIVA is obligated to indemnify HOVIONE under Section 14.2.

14.2                        By NABRIVA.  NABRIVA shall indemnify and hold HOVIONE, its Affiliates, directors, officers, employees, agents, successors, and assigns harmless from any and all Losses, to the extent arising out of or resulting from any Claim related to (i) any pharmaceutical products containing or manufactured using the API, to the extent such products are sold by or on behalf of NABRIVA or its Affiliates, or (ii) any gross negligence or willful misconduct by NABRIVA or its Affiliates, or (iii) any breach by NABRIVA of any of its covenants, representations and/or warranties hereunder in each case, except to the extent such Losses or Claims result from the matters contemplated in Section 14.1.

14.3                        By Each Party.  If gross negligence or willful misconduct of both HOVIONE and NABRIVA contribute to any Loss, HOVIONE and NABRIVA shall each indemnify and hold harmless the other with respect to that portion of the Loss attributable to its negligence or willful misconduct.

14.4                        Procedures.  If one Party receives notice of a Claim for which it is entitled to indemnification by the other party, the party receiving notice shall give prompt notification to the indemnifying party. The party being indemnified shall cooperate fully with the indemnifying party throughout the pendency of the Claim, and the indemnifying party shall have complete control over the conduct and disposition of the Claim including the retention of legal counsel engaged to handle such matter. The indemnifying party hereunder shall not be liable for any costs associated with the settlement of any Claim brought against it or the other party unless it has received prior notice of the settlement negotiations and has agreed to the settlement.

XV.                           LIMITATION OF LIABILITY

15.1                        NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL HOVIONE OR NABRIVA BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR INDIRECT DAMAGES HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR REVENUES, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE

15.2                        SUBJECT TO SECTION 15.3 HEREOF, IN NO EVENT SHALL HOVIONE’S TOTAL LIABILITY HEREUNDER EXCEED THE LESSER OF $[**] OR [**].

15.3                        NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION XV IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO ANY THIRD-PARTY CLAIMS UNDER SECTION 14.1 OR 14.2 OR THE DAMAGES AVAILABLE FOR BREACH OF THE CONFIDENTIALITY OBLIGATIONS IN SECTION IV.

XVI.                      TERMINATION

16.1                        Term.  This Agreement shall become effective and remain in effect for a period of seven (7) years from the Effective Date (the “Initial Term”) and, unless either of the Parties gives written notice of non-renewal at least two (2) years prior to the end of the Initial Term (or any renewal term), this Agreement shall be renewed for consecutive terms of two (2) years.

16.2                        Breach.  If either Party hereto commits a material breach of any of its obligations under this Agreement or the Quality Technical Agreement, the other Party may, at its option, terminate this Agreement by giving the breaching party at least [**] prior written notice of its intent to terminate this Agreement, which notice shall specify the breach and the termination date, unless the breaching Party cures said breach prior to the specified termination date.

16.3                        Insolvency.  Either party may terminate this Agreement immediately in its entirety if the other Party files a petition of bankruptcy, is adjudged bankrupt, takes advantage of any insolvency act, or executes a bill of sale, deed of trust, or assignment for the benefit of creditors.

16.4                        Survival.  The rights and obligations contained in Sections covering representations and warranties, indemnification and confidentiality shall survive termination of this Agreement, as will any rights to payment or other rights or obligations that have accrued under this Agreement prior to termination. Termination shall not affect the liability of either Party by reason of any act, default, or occurrence prior to said termination.

16.5                        Transfer.  If either party terminates this Agreement, HOVIONE shall upon request and for a period of no more than [**], and at NABRIVA’s expense, provide reasonable assistance in transferring manufacturing of API to a facility owned by NABRIVA or a third party selected by NABRIVA.

16.6                        Return of Materials.  Upon termination or expiration of this Agreement, HOVIONE shall return to NABRIVA or NABRIVA’s nominee all materials in its stock and belonging to NABRIVA and shall deliver to NABRIVA, against payment of the applicable price, any remaining API.

16.7                        Other Obligations Upon Termination.  Upon termination or expiration of this Agreement, HOVIONE will suspend work as early as possible and will invoice NABRIVA and NABRIVA shall promptly reimburse HOVIONE for:

(i)                                     the reasonable, documented costs and expenses related to the termination of this Agreement which are not ordinarily planned as close-out of Manufacture, including, but not limited to: (a) the disposal of API, samples, and raw materials directly related to HOVIONE’s obligations hereunder; and (b) staff time and related costs necessary to transfer any API relevant know-how or other information to NABRIVA;

(ii)                                  any outstanding, unpaid invoices issued by HOVIONE;

(iii)                               any amount not yet invoiced but owed by NABRIVA under this Agreement for (a) work in process to Manufacture the API; and (b) API that is in HOVIONE’s Facilities to fulfill purchase orders placed by NABRIVA prior to the notice date of termination; and

(iv)                              reimbursement for any materials purchased (that cannot be cancelled) and/or held by HOVIONE for a Firm Order, or as otherwise agreed by the Parties in writing, as of the notice date of termination; and

(v)                                 the Minimum Annual Commitment as defined in Section 16.8 below.

16.8                        Termination upon Non-Approval.  If NABRIVA has no need for the API because API is (i) not approved by the Regulatory Bodies; (ii) market approval is withdrawn in the Territory; or (iii) NABRIVA and any licensees decide not to file for approval or withdraw API from the market, within [**] of such cancellation news, NABRIVA may terminate this Agreement by paying HOVIONE immediately for the value of the Minimum Annual

Commitment, minus [**] percent ([**]%), for (i) the next [**] if this Agreement is terminated prior to receiving any regulatory approval; (ii)  the next [**] if terminated after receiving the first regulatory approval; or (iii) the remaining Term, whichever is the shorter.  Notwithstanding the foregoing, HOVIONE shall make Commercially Reasonable Efforts to re-allocate any released resources to other projects and, to the extent successful at the date termination becomes effective shall accordingly reduce or waive such charge. The value of any Starting Materials purchased by HOVIONE to meet the Firm Order or otherwise on the direction of NABRIVA that cannot be used for another HOVIONE customer and need to be disposed of, due to shelf life or otherwise, as a result of not meeting the Minimum Annual Commitment, shall be deducted from the [**] percent ([**]%) discount.

XVII.                 GOVERNING LAW AND ALTERNATIVE DISPUTE RESOLUTION

17.1                        This Agreement shall be governed by and construed in accordance with the laws of England and Wales, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction. The Parties agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement, and are hereby expressly excluded.

17.2                        Both Parties understand and appreciate that their long term mutual interest shall be best served by effecting a rapid and fair resolution of any claims or disputes which may arise out of services performed under this contract or from any dispute concerning contract terms. Therefore, both Parties agree to use their best efforts to resolve all such disputes as rapidly as practicable on a fair and equitable basis. Toward this end both Parties agree to develop and follow a process for presenting, rapidly assessing, and settling claims on a fair and equitable basis.

17.3                        If any dispute or claim arising under this contract cannot be readily resolved by the Parties pursuant to the process described in Section 17.2, the Parties agree to refer the matter to a panel consisting of [**] employed by each Party who is not directly involved in the claim or dispute for review and resolution. A copy of the contract terms, agreed upon facts (and areas of disagreement), and concise summary of the basis for each side’s contentions shall be provided to both such senior executives who shall review the same, confer, and attempt to reach a mutual resolution of the issue.

17.4                       If the matter has not been resolved utilizing the process set forth in this Article XVII, and the Parties are unwilling to accept the non-binding decision of the panel, any said dispute shall be submitted to binding arbitration for final decision.

17.5                       It is expressly agreed that arbitration shall be held in English language in London, England in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”), except where those rules conflict with these provisions, in which case this provision controls.  The arbitration shall be conducted by a single arbitrator appointed in accordance with the ICC Rules. The arbitrator may engage an independent expert with experience in the subject matter of the dispute to advise the arbitrator. Within [**] of initiation of arbitration, the Parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than [**] from selection of the arbitrator or, failing agreement, procedures meeting such time limits will be designed by the arbitrator and adhered to by the Parties. The arbitrator shall decide the merits of any dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law. The decision and/or award rendered by the arbitrator shall be written, final and non-appealable and may be entered and enforced in any court of competent jurisdiction. Unless otherwise agreed by the Parties in writing, the costs of any arbitration, including administrative fees and fees of the arbitrator, shall be borne by the non-prevailing Party, but each Party shall bear its own attorney and expert fees. The Parties agree that, notwithstanding any provision of applicable law, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against either Party.  Pending the selection of the arbitrator or pending the arbitrator’s determination of the merits of any dispute, either Party may seek appropriate interim or provisional relief from any court of competent jurisdiction as necessary to protect the rights or property of that Party.

XVIII.            MISCELLANEOUS

18.1                        Headings.  The headings and captions used herein are for the convenience of the Parties only and are not to be construed to define, limit or affect the construction or interpretation hereof.

18.2                        Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the offending provision shall not render any other provision of this Agreement invalid or unenforceable, and all other provisions shall remain in full force and effect and shall be enforceable, unless the provisions which have been found to be invalid or unenforceable, to the fullest extent permitted by law. If any such affected provision materially affects the commercial basis of this Agreement, the Parties shall negotiate in good faith to amend the provisions of this Agreement to preserve and afford to each Party the full extent of benefits that this Agreement is intended to provide.

18.3                        Entire Agreement.  This Agreement, including all those Schedules appended hereto, contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings or conditions (whether oral or written) regarding the same.  Further, this Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by the duly authorized representatives of the Parties. Neither Party has relied on any representation except as may be expressly set forth herein.

18.4                        Assignability.  Without the prior written consent of the other Party, neither Party shall assign or otherwise transfer this Agreement or any of its rights and obligations hereunder except to an Affiliate or a successor to its business that assumes all obligations of the assignor hereunder in connection with the transfer or sale of all or substantially all of its assets, corporate reorganization, or its merger or consolidation with or into any other entity, provided that no such assignment shall release the assignor from its obligations without the consent of the other Party hereto.

18.5                        Further Assurances.  Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to take such other actions, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

18.6                        Waiver.  The waiver by either Party of a breach of any provisions contained herein shall be effective only if made in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

18.7                        Force Majeure.  A Party shall not be liable for nonperformance or delay in performance (other than of obligations regarding confidentiality) caused by any event reasonably beyond the control of such Party including, without limitation, hostilities, revolutions, wars, riots, civil disturbances, national emergencies, strikes, lockouts, unavailability of supplies, epidemics, fires, floods, earthquakes, other forces of nature, explosions, embargoes, or any other Acts of God, or any laws, proclamations, regulations, ordinances, or other acts or orders of any court, government or governmental agency. Any occurrence of force majeure shall be reported promptly to the other Party. The Party claiming force majeure must demonstrate that such event directly impacts its ability to perform its obligation under this Agreement in a timely manner and take commercially reasonable efforts to mitigate such force majeure.  A Party whose performance has been excused shall perform such obligation as soon as is reasonably practicable after the termination or cessation of such event or circumstance. The other Party has no right to demand indemnity for damage; provided, however, in the event force majeure preventing performance shall continue for more than six (6) months, either Party may terminate this Agreement with a written notice to the other without any liability hereunder, except the obligation to make payments due to such date.

18.8                        Remedies.  Each Party agrees and acknowledges that its disclosure of Confidential Information in breach of this Agreement may cause irreparable harm to other Party, and therefore that any such breach or threatened breach may entitle such Party to seek injunctive relief, in addition to any other legal remedies available in a court of competent jurisdiction.

18.9                        Good Faith. The Parties agree to perform this Agreement in a spirit of good faith and fair dealing, and each shall seek to avoid intentionally doing anything that would deprive the other of the full benefits contemplated hereunder. Neither Party shall use any affiliate or third party as a means of avoiding its responsibilities under this Agreement. The Parties agree to communicate openly and in a spirit of co-operation to insure all services are rendered in accordance with the highest degree of professional competence, cGMPs and any other applicable law, regulation or regulatory requirement.

18.10                 Independent Contractors. The Parties are independent contractors under this Agreement. Nothing contained in this Agreement is to be construed so as to constitute NABRIVA and HOVIONE as partners, agents or employees of the other, including with respect to this Agreement. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party or to bind the other Party to any contract, agreement or undertaking with any third party unless expressly so authorized in writing by the other Party.

18.11                 Publicity.  Each Party undertakes to the other that it shall keep the existence and nature of this Agreement confidential and not use this Agreement or the name of the other Party in any press release, publicity, advertisement, promotional materials, or other disclosure with regard to this Agreement without the prior written consent of the other Party, except as may be required by applicable laws or regulations or the rules of a recognized stock exchange.

18.12                 Drafting.  This Agreement was negotiated at arm’s-length and entered into freely by the Parties and upon the advice of their respective counsel.  All Parties hereto are to be deemed the drafters of this Agreement.  No provision hereof shall be construed in favor of or against any Party hereto based upon principles of contra proferentem or any other presumption as to inequality of bargaining power or otherwise.

18.13                 Counterparts.  This Agreement shall be executed by the duly authorized officers of the Parties. This Agreement may be executed in one (1) or more counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.14                 Notices.  Except as otherwise expressly stated herein, all notices, consents or approvals required by this Agreement shall be in writing and sent by overnight courier service, certified or registered air mail, postage prepaid, or by facsimile or email (confirmed by such certified or registered mail) to the Parties at the following addresses or such other addresses as may be designated in writing by the respective Parties. Notices shall be deemed effective on the date of mailing.

If to NABRIVA:	Nabriva Therapeutics Ireland DAC,
Suite 510, Regus Dublin Airport,
Skybridge House Dublin Airport,
Swords, County Dublin, Ireland
Attention: General Counsel
E-mail: [**]
Fax No.: [**]
With copy to:	Nabriva Therapeutics GmbH
Leberstrasse 20
1110 Vienna
Austria
Attn.: Werner Heilmayer
Email address: [**]
Fax: [**]

All HOVIONE invoices and/or charges in billing should be directed to the Accounting Department at:

Nabriva Therapeutics Ireland DAC
Attention: VP of Technical Operations
E-mail: ap-ie@nabriva.com

If to HOVIONE:	Hovione FarmaCiencia SA
Estrada do Paço do Lumiar,
Campus do Lumiar, Edifício R,
1649-038 Lisboa
Portugal
Attention: VP Sales & Marketing

With copy to:	Hovione FarmaCiencia SA
Estrada do Paço do Lumiar,
Campus do Lumiar, Edifício R,
1649-038 Lisboa

Portugal
Attention: General Counsel
E-mail: [**]

All NABRIVA purchase orders shall be sent to:

HOVIONE LIMITED
[**]
Attention: General Manager
Fax: [**]

18.15                 Solicitation of Employees.  Except with the other Party’s written approval, during the Term, a Party shall not actively solicit for employment the employees of the other Party who are involved in the relationship of the Parties under this Agreement and further, any employees possessing intrinsic technical, analytical or manufacturing know-how. This Section does not preclude: (a) solicitations made by a recruiting firm on behalf of a Party, provided the firm was not instructed to specifically hire employees of the other Party, and (b) employees of the other Party proactively enquiring for or responding to publicized job opportunities with the Party.  In the event a Party hires an employee of the other Party in breach of this Section 18.15, the other Party may recover stipulated damages in the amount of [**] percent ([**]%) of that employee’s annualized W-2 earnings, or equivalent, at the time the Party hires the employee.

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed as of the date first above written.

NABRIVA THERAPEUTICS IRELAND DAC

By:	/s/ Michael Murphy
Name: Michael Murphy
Title: Director

HOVIONE LIMITED

By:	/s/ Guy Villax
Name: Guy Villax
Title: CEO

By:	/s/ Fréderic Kahn
Name: Fréderic Kahn
Title: VP Marketing & Sales

Schedule A

API Specifications

The parties have agreed upon all those applicable specifications for the API as set forth hereunder. The parties shall agree upon any modifications to the specifications here below in writing.

•                  Include packaging specifications

•                  Include minimum shelf life

•                  Include analytical methods, product specifications, product impurities, degradation products, and reference standards provided by Nabriva

Schedule B

Form of Quality Technical Agreement

The Quality Technical Agreement shall be revised, if necessary, within [**] from the execution date of this Agreement.

Schedule C

Purchase Price

The pricing in the table below, dependent on the total number of batches per campaign, shall apply:

Routine commercial manufacture	Lefamulin ([**] / batch)	Yearly regulatory maintenance fee
Campaign size	Price (EUR/kg)
[**]	[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
- Assumptions:	[**]

[**].

Schedule D

Territory

[**]

Schedule E-1

SAMPLE YIELD CALCULATION FOR [**]

Reporting Year ending:

To be agreed between the Parties during the first year of the Term.

Schedule E-2

SAMPLE YIELD CALCULATION FOR [**]

Reporting Year ending:

To be agreed between the Parties during the first year of the Term.